Exhibit 99.3

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. ANNOUNCES CONFIRMATORY AGREEMENT WITH STEEL PARTNERS II,

L.P. AND AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

Middletown, Rhode Island, December 9, 2004 — BNS Co. (OTCBB:BNSXA) announced today that the company has entered into a Confirmatory Agreement between the Company and one of its largest shareholders, Steel Partners II, L.P., in which the parties agreed to several actions, including, among other things:

1.	Amendment of the Company’s 1998 Rights Agreement to increase the Common Stock ownership threshold applicable to “Existing Persons” for triggering the distribution of rights from 20% to 45%;

2.	Reduction of the number of directors of the Company to five from the current seven, effective within 60 days;

3.	Consideration of procedures for eliminating the classified structure of the Board of Directors;

4.	The nomination of two Steel Partners representatives for election as directors at the 2005 and 2006 Annual Meeting; and

5.	The implementation of procedures for the nomination and election of other non-Steel Partners representatives as directors, as well as the establishment of specified corporate procedures for certain categories of transactions with Steel Partners (when and if such transactions might occur) and certain other matters.

A copy of the Confirmatory Agreement and the amendment to the Rights Agreement will be filed shortly with the SEC in a Report on Form 8K. These actions are in connection with Steel Partner’s proposed purchase of additional shares of Common Stock of the company.

The Amendment to the Rights Plan will increase the trigger threshold to 45% from 20% for persons who, on October 2, 2003, already beneficially owned more than 4.99% of the Company’s outstanding Common Stock. The Board determined that it would be in the best interests of the Company and its stockholders, to take this action. The Amendment to the Rights Agreement will, under present circumstances, permit Steel Partners to acquire additional shares of the Company’s Common Stock without triggering a “change of ownership” under Section 382 of the Internal Revenue Code of 1986 as amended. Any such “change of ownership” under these rules could limit or eliminate the ability of the Company to use its existing NOL’s for federal income tax purposes. However, there is no guaranty that the objective of preserving the value of the NOL’s will be achieved. There is a possibility that certain stock transactions may be completed by stockholders or prospective stockholders that could trigger a “change of ownership,” and there are other limitations on the use of NOL’s set forth in the Internal Revenue Code,

BNS Co., formerly known as Brown & Sharpe Manufacturing Company, is a Rhode Island icon and one of the oldest corporations in America. Established in 1833, it played a significant role in the industrial revolution as an innovative manufacturer of machine tools and precision measurement instruments. It has been in continuous operation since then, but in recent years began gradually selling its operating units and other assets.

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. Additional information on the Amendment to the Rights Agreement and the Confirmatory Agreement will be contained in a Report on Form 8-K to be filed by the Company shortly with the SEC, including copies of this press release, Amendment No. 4, to the Rights Agreement dated as of February 13, 1998, as amended and the Confirmatory Agreement. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The Company does not maintain a web site.

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